United States
Securities and Exchange Commission
Washington, DC 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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CBIZ, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, OH 44131
April 10, 2006
Dear Stockholder:
      We cordially invite you to attend the Annual Meeting of Stockholders of CBIZ, Inc., which will be held on Thursday, May 18, 2006, at 11:00 a.m. EDT, at Park Center Plaza I located at 6100 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131.
      The matters to be considered at the meeting are described in the formal notice and proxy statement on the following pages.
      We encourage your participation at this meeting. Whether or not you plan to attend in person, it is important that your shares be represented at the meeting. Please review the proxy statement and sign, date and return your proxy card in the enclosed envelope as soon as possible. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.
      If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request.
      We appreciate your confidence in CBIZ, Inc. and look forward to the chance to visit with you at the meeting.

Very truly yours,

CBIZ, INC.

Steven L. Gerard, Chairman of the Board

CBIZ, INC.
6050 Oak Tree Boulevard South, Suite 500
Cleveland, Ohio 44131
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 18, 2006
TO THE STOCKHOLDERS OF CBIZ, INC.:
      The Annual Meeting of Stockholders of CBIZ, Inc. will be held on May 18, 2006, at 11:00 a.m. EDT, at Park Center Plaza I located at 6100 Oak Tree Boulevard South, Lower Level, Cleveland, Ohio 44131, for the following purposes:

1.	To elect three (3) of a class of three (3) Directors to the Board of Directors of CBIZ with terms expiring at the Annual Meeting in 2009; and

2.	To transact such other business as may properly come before the meeting or any adjournment thereof.
      Only stockholders of record on March 24, 2006 will be entitled to vote at the meeting. This notice and proxy statement, a proxy and voting instruction card, and the 2005 Annual Report are being distributed on or about April 10, 2006.
      You are cordially invited to attend the Annual Meeting. Your vote is important. Whether or not you expect to attend in person, you are urged to sign, date and mail the enclosed proxy card as soon as possible so that your shares may be represented and voted. The envelope enclosed requires no postage if mailed within the United States. If you attend the meeting and prefer to vote in person, your proxy card can be revoked at your request. Alternatively, you may vote via Internet or by telephone in accordance with the procedures set out on the proxy card.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary
Cleveland, Ohio
April 10, 2006
PLEASE SIGN AND DATE THE ENCLOSED PROXY
AND RETURN IT IN THE ACCOMPANYING ENVELOPE,
OR VOTE BY INTERNET OR TELEPHONE AS SOON AS POSSIBLE

CBIZ, INC.
PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
       This proxy statement is furnished in connection with the solicitation by the Board of Directors of CBIZ, Inc. (“CBIZ” or “the Company”) of proxies to be voted at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, May 18, 2006, and any adjournment or adjournments thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders. The mailing of this proxy statement and accompanying form of proxy to stockholders will commence on or about April 10, 2006.
VOTING RIGHTS AND SOLICITATION
      Shares represented by properly executed proxies received on behalf of CBIZ will be voted at the meeting in the manner specified therein. If no instructions are specified in a proxy returned to CBIZ, the shares represented thereby will be voted in favor of the election of the directors listed in the enclosed proxy. Stockholders who wish to vote by telephone or the internet may find instructions on the proxy card. Any proxy may be revoked by the person giving it at any time prior to being voted by attendance at the meeting or submitting a subsequently signed and dated proxy.
      Mr. Joseph S. DiMartino and Mr. Donald V. Weir are designated as proxy holders in the proxy card. They will vote for the election as directors of Messrs. Harve A. Ferrill, Gary W. DeGroote, and Todd J. Slotkin, who have been nominated by the Board of Directors. If any other matters are properly presented at the Annual Meeting for consideration, the proxy holders will have discretion to vote on such matters in accordance with their best judgment. The Board of Directors knows of no other matters to be presented at the meeting.
      The Board of Directors established March 24, 2006 as the record date for determining stockholders entitled to notice of and to vote at the Annual Meeting. On the record date, CBIZ had 75,975,443 shares of voting common stock issued and outstanding. The common stock is the only class of capital stock CBIZ has outstanding. Only stockholders of record at the close of business on the record date will be entitled to vote at the Annual Meeting. Each share of common stock is entitled to one vote on each matter presented. The holders of a majority of the total shares issued and outstanding, whether present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
      Abstentions and broker non-votes are counted for purposes of determining whether a quorum is present for the transaction of business. Abstentions are counted in tabulations, but not as an affirmative vote, of the votes cast on proposals presented to stockholders. Broker non-votes, on the other hand, are not counted for purposes of determining whether a proposal has been approved. The affirmative vote of the holders of a majority of the votes cast at the meeting is necessary for the election of directors and for action on such other business as may properly come before the meeting.

ELECTION OF DIRECTORS
Proposal No. 1 (Item 1 on Proxy Card)
      CBIZ’s Certificate of Incorporation divides the Board of Directors into three classes of directors, with one class to be elected for a three-year term at each annual meeting of stockholders. The Board of Directors currently consists of eight members, with three members’ terms expiring at this Annual Meeting. If elected at the Annual Meeting, the nominees listed below will serve until the Annual Meeting of Stockholders in 2009, or until their successors are duly elected and qualified. All other directors will continue as such for the term to which they were elected. Although the Board of Directors does not contemplate that any of the nominees will be unable to serve, if such a situation arises prior to the Annual Meeting, the persons named in the enclosed proxy will vote for the election of another person as may be nominated by the Board of Directors.
Recommendation of the Board of Directors
      The Board of Directors, upon nomination by the Nominating and Governance Committee, recommends a vote FOR the election of the nominees for election as directors listed below.
Directors Standing for Election

			Expiration of
			Proposed
Name	Age	Since	Term

Harve A. Ferrill	73	1996	2009
Gary W. DeGroote	50	2002	2009
Todd J. Slotkin	53	2003	2009
Directors Whose Terms Continue

			Expiration of
			Current
Name	Age	Since	Term

Rick L. Burdick	54	1997	2007
Joseph S. DiMartino	62	1997	2008
Steven L. Gerard	60	2000	2007
Richard C. Rochon	48	1996	2008
Donald V. Weir	64	2003	2008
      Set forth below is biographical information for the individuals nominated to serve as directors and each person whose term of office as a director will continue after the Annual Meeting. The Board of Directors has determined that Mssrs. Burdick, DeGroote, DiMartino, Ferrill, Rochon, Slotkin, and Weir meet the independence requirements under applicable Nasdaq and SEC rules.
Nominees For Directors
      Harve A. Ferrill has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Ferrill served as Chief Executive Officer and Chairman of Advance Ross Corporation, a company that provides tax refunding services, from 1992 to 1996. Mr. Ferrill served as President of Advance Ross Corporation from 1990 to 1992. Since 1996, Advance Ross Corporation has been a wholly-owned subsidiary of Cendant Corporation. Mr. Ferrill has served as President of Ferrill-Plauche Co., Inc., a private investment company, since 1982.
      Gary W. DeGroote has served as a Director of CBIZ since October, 2002, when he was elected to serve the remaining term of his father, Michael G. DeGroote, who resigned from the Board for health reasons. Mr. DeGroote is the President of GWD Management Inc., a private Canadian diversified investment holding company founded in 1980 with an office in Burlington, Ontario. Mr. DeGroote also serves as a Director and Officer of other private companies. From 1976 to 1989, Mr. DeGroote held several positions with Laidlaw Inc., a public waste services and transportation company, ending as Vice-President and Director in 1989. From 1991 to 1994, Mr. DeGroote served as President of Republic Environmental Systems Ltd., and Director of Republic Industries Inc. He is currently a Director of Waste Services, Inc.
      Todd Slotkin has served as a Director of CBIZ since September 2, 2003, when he was elected as an independent director. Mr. Slotkin serves as Executive Vice President and CFO of MacAndrews and Forbes Holdings, and as Executive Vice President and CFO of publicly owned MYF Worldwide. Prior to joining MacAndrews & Forbes in 1992, Mr. Slotkin spent 17 years with Citicorp, ultimately serving as senior managing director and senior credit officer. Mr. Slotkin serves on the Board of Managers of Spectaguard and the Board of Directors of TransTech Pharma; formerly served as director of CalFed Bank; and is Chairman and co-founder of the Food Allergy Initiative.
Continuing Directors
      Steven L. Gerard was elected by the Board to serve as its Chairman in October, 2002. He was appointed Chief Executive Officer and Director in October, 2000. Mr. Gerard was Chairman and CEO of Great Point Capital, Inc., a provider of operational and advisory services from 1997 to October 2000. From 1991 to 1997, he was Chairman and CEO of Triangle Wire & Cable, Inc. and its successor Ocean View Capital, Inc. Mr. Gerard’s prior experience includes 16 years with Citibank, N.A. in various senior corporate finance and banking positions. Further, Mr. Gerard served seven years with the American Stock Exchange, where he last served as Vice President of the Securities Division. Mr. Gerard also serves on the Boards of Directors of Fairchild Company, Inc., Lennar Corporation, TIMCO Aviation Services, Inc. and Joy Global, Inc.
      Rick L. Burdick has served as a Director of CBIZ since October 1997, when he was elected as an independent director. In October 2002, he was elected by the Board as Vice Chairman, a non-officer position. Mr. Burdick has been a partner at the law firm of Akin Gump Strauss Hauer & Feld LLP since April 1988. Mr. Burdick serves on the Board of Directors of AutoNation, Inc.
      Joseph S. DiMartino has served as a Director of CBIZ since November 1997, when he was elected as an independent director. Mr. DiMartino has been Chairman of the Board of the Dreyfus Family of Funds since January 1995. Mr. DiMartino served as President, Chief Operating Officer and Director of The Dreyfus Corporation from October 1982 until December 1994 and also served as a director of Mellon Bank Corporation. Mr. DiMartino also serves on the Board of Directors of LEVCOR International, Inc. (formerly Carlyle Industries, Inc.), The Newark Group, the Muscular Dystrophy Association, and SunAir Services, Inc.
      Richard C. Rochon has served as a Director of CBIZ since October 1996, when he was elected as an independent director. Mr. Rochon is Chairman and Chief Executive Officer of Royal Palm Capital Partners, a private investment and management firm that he founded in March 2002. From 1985 to February 2002 Mr. Rochon served in various capacities with, and most recent as President of, Huizenga Holdings, Inc., a management and holding company owned by H. Wayne Huizenga. Mr. Rochon has also served as a director of, and is currently Chairman of, Devcon International a provider of electronic security services since July 2004. Additionally, Mr. Rochon has been a director of, and is currently Chairman of, SunAir Services, Inc., a provider of pest-control and lawn care services since February 2005. Mr. Rochon has also been a director of Bancshares of Florida, a full-service commercial bank since 2002. In September 2005 Mr. Rochon became Chairman and CEO of Coconut Palm Acquisition Corp., a newly organized blank check company. Mr. Rochon was also employed as a certified public accountant by the public accounting firm of Coopers and Lybrand from 1979 to 1985. Mr. Rochon received his B.S. in accounting from Binghamton University in 1979 and Certified Public Accountant designation in 1981.
      Donald V. Weir has served as a Director of CBIZ since September 2, 2003, when he was elected as an independent director. Mr. Weir has served as financial consultant with Sanders Morris Harris for the past five years. Prior to this Mr. Weir was CFO and director of publicly-held Deeptech International and two of its subsidiaries, Tatham Offshore and Leviathan Gas Pipeline Company, the latter of which was a publicly-held company. Prior to his employment with Deeptech, Mr. Weir worked for eight years with Sugar Bowl Gas Corporation, as Controller and Treasurer and later in a consulting capacity. Mr. Weir was associated with Price Waterhouse, an international accounting firm, from 1966 to 1979.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
      The following table shows the beneficial ownership of CBIZ common stock as of March 24, 2006, by (1) each person known by CBIZ to own beneficially 5% or more of CBIZ’s common stock, (2) each director, (3) each executive officer named in the Summary Compensation Table (see “Executive Compensation”) and (4) all directors and executive officers of CBIZ as a group.

	Amount and
	Nature of
Name and Address	Beneficial		Percent
of Beneficial Owner[1]	Ownership[2]		of Class

Michael G. DeGroote[3]	15,308,238	[4]	20.15%
Cardinal Capital Management LLC	5,848,809	[5]	7.7%
Dimensional Fund Advisors Inc.	5,134,205	[6]	6.76%
Steven L. Gerard	735,317	[7]	*
Rick L. Burdick	157,034	[8]	*
Gary W. DeGroote	201,100	[9]	*
Joseph S. DiMartino	108,000	[10]	*
Harve A. Ferrill	80,500	[11]	*
Richard C. Rochon	128,555	[12]	*
Todd J. Slotkin	63,000	[13]	*
Donald V. Weir	63,000	[14]	*
Jerome P. Grisko, Jr.	368,953	[15]	*
Ware H. Grove	137,575	[16]	*
Leonard Miller	286,444	[17]	*
Robert O’Byrne	562,842	[18]	*
All directors and executive officers as a group (12 persons)	2,892,320		3.81%
Total Shares Outstanding: 75,975,443

*	Represents less than 1% of total number of outstanding shares.

(1)	Except as otherwise indicated in the notes below, the mailing address of each entity, individual or group named in the table is 6050 Oak Tree Boulevard, South, Suite 500, Cleveland, Ohio 44131, and each person named has sole voting and investment power with respect to the shares of common stock beneficially owned by such person.

(2)	Share amounts and percentages shown for each person in the table may include shares purchased in the marketplace, restricted shares, and shares of common stock that are not outstanding but may be acquired upon exercise of those options exercisable within 60 days of March 24, 2006. All restricted shares may be voted by the recipient upon award, but restrictions do not immediately lapse.

(3)	Mr. Michael G. DeGroote beneficially owns his shares of common stock through Westbury (Bermuda) Ltd., a Bermuda corporation controlled by him. Westbury (Bermuda) Ltd. is located at Victoria Hall, 11 Victoria Street, P. O. Box HM 1065, Hamilton, HMEX Bermuda.

(4)	Consists of 15,253,238 shares of common stock owned of record by Westbury (Bermuda) Ltd., and options to purchase 55,000 shares of common stock granted to Mr. DeGroote under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan (the “CBIZ Option Plan”).

(5)	The principal address of Cardinal Capital Management, LLC is One Fawcett Place, Greenwich, CT 06830.

(6)	The principal address of Dimensional Fund Advisors, Inc. is 1299 Ocean Avenue, 11 Floor, Santa Monica, CA 90401.

(7)	Consists of 445,317 shares of common stock owned of record by Mr. Gerard; 22,000 shares of restricted stock; and options to purchase 268,000 shares of common stock granted to Mr. Gerard under the CBIZ Option Plan.

(8)	Consists of 9,034 shares of common stock owned of record by Mr. Burdick, 13,000 shares of restricted stock, and options to purchase 135,000 shares of common stock granted under the CBIZ Option Plan.

(9)	Consists of 21,100 shares of common stock owned of record by GWD Management, Inc., of which Mr. DeGroote is the sole director and shareholder; 112,000 shares of common stock held in a fixed irrevocable trust; 13,000 shares of restricted stock; and options to purchase 55,000 shares of common stock granted under the CBIZ Option Plan. Gary W. DeGroote is the son of Michael G. DeGroote, who is the beneficial owner of greater than 10% of outstanding CBIZ common stock.

(10)	Consists of 35,000 shares of common stock owned of record by Mr. DiMartino; 13,000 shares of restricted stock; and options to purchase 60,000 shares of common stock granted under the CBIZ Option Plan.

(11)	Consists of 7,500 shares of common stock owned of record by The Harve A. Ferrill Trust U/A 12/31/69; 13,000 shares of restricted stock; and options to purchase 60,000 shares of common stock granted under the CBIZ Option Plan.

(12)	Consists of 55,555 shares of common stock owned of record by WeeZor I Limited Partnership, a limited partnership controlled by Mr. Rochon; 13,000 shares of restricted stock; and options to purchase 60,000 shares of common stock granted to Mr. Rochon under the CBIZ Option Plan.

(13)	Consists of options to purchase 50,000 shares of common stock granted to Mr. Slotkin under the CBIZ Option Plan and 13,000 shares of restricted stock.

(14)	Consists of options to purchase 50,000 shares of common stock granted to Mr. Weir under the CBIZ Option Plan and 13,000 shares of restricted stock.

(15)	Consists of 28,753 shares of common stock owned of record by Mr. Grisko; 17,000 shares of restricted stock; and options to purchase 323,200 shares of common stock granted under the CBIZ Option Plan.

(16)	Consists of 40,775 shares of common stock owned of record by Mr. Grove; 14,000 shares of restricted stock; and options to purchase 82,800 shares of common stock granted under the CBIZ Option Plan.

(17)	Consists of 51,644 shares of common stock owned of record by Mr. Miller, 60,000 shares of common stock owned of record by the Miller Family Partnership, 14,000 shares of restricted stock; and options to purchase 160,800 shares of common stock granted under the CBIZ Option Plan.

(18)	Consists of 296,032 shares of common stock owned of record by Mr. O’Byrne; 14,000 shares of restricted stock; 42,010 shares of common stock held by MRCP, L.C., a Missouri Limited Company in which Mr. O’Byrne has a 25% interest; and options to purchase 210,800 shares of common stock granted under the CBIZ Option Plan.
Directors’ Meetings and Committees of the Board of Directors
      The Board of Directors conducted four regular meetings and one special telephonic meeting during 2005. In addition, the Board took action by unanimous written consent in lieu of a meeting one time. Each director attended in person at least 75% of the aggregate of all meetings of the Board and Committees of the Board, in accordance with the Company’s expectations. The Company does not have a formal policy regarding directors’ attendance at annual stockholders meetings. Nevertheless, the Company strongly encourages and prefers that directors attend regular and special board meetings as well as the annual meeting of stockholders in person, although attendance by teleconference is considered adequate. The Company recognizes that attendance of the Board members at all meetings may not be possible, and excuses absences for good cause.
      Communication with the Board of Directors. Security holders are permitted to communicate with the members of the Board by forwarding written communications to the CBIZ Corporate Secretary at the company’s headquarters in Cleveland. The Corporate Secretary will present all communications, as received and without screening, to the Board at its next regularly scheduled meeting.

      Committees of the Board of Directors. The Board of Directors has an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, and an Executive Management Committee, all of which were active during 2005. The Board of Directors has determined that all members of the Audit Committee, Compensation Committee and Nominating and Governance Committee meet the definition of “independence” set forth in Rule 4200(a)(15) of the NASDAQ Stock Market listing standards. The following is a description of the committees of the Board of Directors:
      The members of the Audit Committee are Messrs. Ferrill, Rochon, and Weir (Chairman). CBIZ’s Board of Directors has determined that the Audit Committee members meet the independence standards set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, as amended. In addition, the Board has determined that Mr. Rochon and Mr. Weir are “audit committee financial experts,” as that term is defined by the rules and regulations of the Securities and Exchange Commission (the “SEC”), and meet the financial sophistication requirements of the NASDAQ Stock Market. The Audit Committee conducted four regular meetings and seven special telephonic meetings during 2005. In addition, the Audit Committee took action by unanimous written consent one time. The Audit Committee appoints the Company’s independent registered public accounting firm (“independent accountant” or “independent auditor”) and reviews issues raised by the independent accountants as to the scope of their audit and their audit report, including questions and recommendations that arise relating to CBIZ’s internal accounting and auditing control procedures. The Audit Committee operates under a written Charter adopted by the Board of Directors, a copy of which is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.
      The members of the Compensation Committee are Messrs. DiMartino (Chairman), Rochon and Slotkin. The Compensation Committee conducted three regular meetings and one special telephonic meeting during 2005. The Compensation Committee reviews and makes recommendations to the Board of Directors with respect to compensation of CBIZ’s executive officers, including salary, bonus and benefits. The Compensation Committee also administers CBIZ’s incentive-compensation plans and equity-based plans. The Charter of the Compensation Committee is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.
      The members of the Nominating and Governance Committee are Messrs. Burdick (Chairman), DiMartino, Ferrill, Rochon, Slotkin and Weir, as well as Mr. DeGroote, who joined the Committee in 2006. No candidates were recommended by beneficial owners of more than 5% of the company’s voting common stock within the last year. The Committee conducted one regular meeting in 2005. The Committee was formed to propose and recommend candidates for the Board, review Board committee responsibilities and composition, review the effectiveness of the Board and of Company management, and to monitor the Company’s corporate governance policies and practices. The Committee’s Charter is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.
      The Committee’s process for identifying and evaluating candidates to be nominated as directors consists of reviewing with the Board the desired experience, mix of skills and other qualities to assure appropriate Board composition; conducting candidate searches and inquiries; recommending to the Board, with the input of the Chief Executive Officer, qualified candidates for the Board who bring the background, knowledge, experience, skill sets and expertise that would strengthen the Board; and selecting appropriate candidates for nomination. Potential candidates should possess the highest personal and professional ethics, integrity and values, and be committed to representing the interests of the Company’s stockholders. The Nominating and Governance Committee and the Board have determined that a director also should have the following characteristics: (1) the ability to comprehend the strategic goals of the Company and to help guide the Company towards the accomplishment of those goals; (2) a history of conducting his/her personal and professional affairs with the utmost integrity and observing the highest standards of values, character and ethics; (3) the availability for in-person or telephonic participation in Board or Committee meetings, as well as the Annual Meeting of stockholders; (4) the willingness to demand that the Company’s officers and employees insist upon honest and ethical conduct throughout the Company; (5) knowledge of, and experience with regard to at least some of: loans and securities, including any lending and financing activities related thereto, public company regulations imposed by the Securities and Exchange Commission and the NASDAQ Stock Market, amongst others, portfolio and risk management, the major geographic locations within which the Company operates, sound business practices, accounting and financial reporting, and one or more of the principal lines of business in which the Company is engaged; and, (6) the ability to satisfy criteria for independence established by the Securities and Exchange Commission and the NASDAQ Stock Market, as they may be amended from time to time.
      The Nominating and Governance Committee will consider any candidate recommended by a stockholder, provided that the stockholder mails a recommendation to the Corporate Secretary at the Company’s Headquarters, prior to the deadline for Stockholder Proposals, that contains the following: (1) the recommending stockholder’s name and contact information; (2) the candidate’s name and contact information; (3) a brief description of the candidate’s background and qualifications; (4) the reasons why the recommending stockholder believes the candidate would be well suited for the Board; (5) a statement by the candidate that the candidate is willing and able to serve on the Board; (6) a statement by the recommending stockholder that the candidate meets the criteria established by the Board; and, (7) a brief description of the recommending stockholder’s ownership of common stock of the Company and the term during which such shares have been held. In making its discretionary determination whether to nominate a candidate who had been recommended by a stockholder, the Nominating and Governance Committee will consider, among other things, (a) the appropriateness of adding another director to the Board, or of replacing a currently sitting director, (b) the candidate’s background and qualifications, and other facts and circumstances identified in the Committee’s Charter.
      The members of the Executive Management Committee are Messrs. Burdick, Gerard, and Grisko. The Executive Management Committee took action by unanimous written consents in lieu of meeting ten times during 2005. Subject to Delaware law, the Executive Management Committee is empowered with the same authority as the full Board of Directors to take any action including the authorization of any transaction in the amount of $10 million or less. With respect to acquisitions or divestitures, the Committee has the power to cause the execution and delivery of documents in the name and on behalf of the Company, to cause the issuance of shares of Common Stock of the Company, and to take all actions necessary for the purpose of effecting acquisitions or divestments, so long as all members of the Committee approve the transaction and the total consideration to be paid to or by the Company in connection with the acquisition or divestiture does not exceed $10 million. The Committee does not have the power or authority of the Board of Directors to approve or adopt or recommend to the stockholders any action or matter expressly required by the Delaware General Corporation Law to be submitted to stockholders for approval; adopt, amend or repeal any Bylaw of the Company; fill or approve Board or Board committee vacancies; declare or authorize the payment of dividends; fix compensation for service on the Board or any committee thereof; or elect Company executive officers.
      CBIZ has a Code of Professional Conduct and Ethics Guide that applies to every director, officer, and employee of the Company. The Code of Professional Conduct and Ethics Guide is available on the Investor Relations page of the Company’s website, www.cbiz.com, or by writing to us at Attention: Investor Relations Department, 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.
Director Compensation
      Directors who are employees of CBIZ are not paid any fees or additional compensation for service as members of the Board of Directors or any of its committees. Directors who are not employees of CBIZ receive a $25,000 annual retainer fee, as well as a fee of $1,500 for each meeting of the Board of Directors attended. In addition, directors who are committee members receive a fee of $1,500 for each committee meeting attended. The Audit Committee Chairman receives an additional annual grant of $10,000, and remaining committee Chairmen receive annual grants of $5,000 each. In addition, an annual award of 7,000 shares of restricted stock is awarded to continuing non-employee directors. Upon appointment, directors receive an immediately exercisable award of 50,000 stock options.

Compensation Committee Interlocks and Insider Participation
      None of the members of the Compensation Committee during 2005 and continuing through 2006 is or has been an officer or employee of CBIZ. There are no compensation committee interlock relationships with respect to CBIZ.
REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION
      The Committee was established to: (a) review and approve the Company’s stated compensation philosophy, strategy and structure and assist the Board in ensuring that a proper system of long-term and short-term compensation is in place to provide performance-oriented incentives to management, and that compensation plans are appropriate and competitive and properly reflect the objectives and performance of management and the Company; (b) discharge the Board’s responsibilities relating to compensation of the executive officers of the Company and its subsidiaries; (c) evaluate the Company’s Chief Executive Officer and set his or her remuneration package; (d) evaluate the other executive officers of the Company and its senior management and set their remuneration packages; (e) prepare an annual report on executive compensation for inclusion in the Company’s annual proxy statement; (f) make recommendations to the Board with respect to incentive-compensation plans and equity-based plans; and (g) perform such other functions as the Board may from time to time assign to the Committee. In order to document these purposes, and to keep CBIZ stockholders apprised of the Committee’s goals and duties, the Compensation Committee has authorized the Company to post the Compensation Committee Charter on the investor relations portion of the Company’s internet website, at www.cbiz.com.
      The Committee continued its ongoing efforts to assess the compensation structure of the Company. The Committee has commissioned compensation studies each year since 2003 for the purpose of identifying compensation adjustments for the Company’s officers and senior management that would further the Committee’s goals to maximize stockholder value and to retain and recruit qualified management and staff. The Committee implemented additional changes in executive officer and senior management compensation that were compatible with the findings of the study and consistent with the Committee’s goals.

Compensation Policy Statement
      The general CBIZ policy is to pay compensation that is competitive to total compensation provided at comparable financial service and professional service firms similar in size and complexity to CBIZ. Compensation paid to individual officers and senior management will be determined based on the discretionary judgment of the Compensation Committee with input from senior Company management. This means:

•	Salaries will be targeted at the median based on an individual’s performance, experience and unique value. Those executives and managers whose performance is exceptional, or who have long experience, considerable knowledge, or have a focused skill that would be difficult to replace may be targeted above the median. Those who demonstrate the ability to meet their job requirements, and have been in their position at least three years, may be paid approximately the median. Those who have been in their position less than three years may generally be paid below the median, absent exceptional performance or relevant career experience outside CBIZ. The companies used to determine current market practices may include other financial and professional service companies of comparable size and complexity. Median ranges may be estimated by discretionary means, including adjustment to reflect CBIZ’ relative revenue size. Annual increases may be kept at or below national averages and, over time, efforts will be made to limit the fixed portion of total cash compensation and increase the amount available under incentive plans.

•	The Company will strive to provide annual incentive award opportunities to specific executives when financial and individual goals are achieved. Award programs will be designed to provide compensation above the median of the marketplace when company and individual performance is significantly above goals, and below the median when performance fails to meet goals. For 2005 performance, the Committee granted Qualified Performance-Based Awards to a pre-defined group of senior executives—including the Chief Executive Officer—pursuant to Section 7 of the Amended and Restated CBIZ, Inc. 2002 Stock

Incentive Plan. The performance goals were based on benchmark goals tied to the Company’s earnings per share from continuing operations (“EPS”). In 2006, the Committee increased the EPS targets and award levels for certain senior management. As in prior years, if EPS from continuing operations equals a predetermined target level, each awardee will receive an amount equal to his or her target award. The award will be less than the target award if EPS is below the target level, and will be greater if EPS is above the target. No award will be paid if the EPS is less than a predetermined floor level of earnings per share. A maximum award will be achieved if the EPS reaches or exceeds a ceiling goal.

•	Stock options, restricted stock grants, and other equity award mechanisms approved in the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan may be granted by the Committee to provide a reward opportunity for those management and other key employees who have performed well in the prior year, and who can impact the profit and loss goals of the Company. In 2005, both options and restricted stock were granted for this purpose. The long-term objective of CBIZ’s stock-based compensation methodology is to provide equity grants that offer similar opportunities for compensation that those offered at comparable financial and professional service firms that are similar in size to CBIZ.

•	Total compensation will reflect an individual’s performance and potential. Performance will be measured in accordance with an individual’s goals and objectives as well as their contribution to CBIZ’s corporate goals and initiatives. Such factors as team work, new product innovation, aggressiveness, mentoring and personal development will strongly influence the non-quantitative portion of compensation awards.

Chief Executive Officer Compensation
      The Compensation of the Chief Executive Officer is largely determined by the pre-negotiated terms of his contract described in the “Executive Compensation” section stated below. This contract was renewed at continuing levels of both base and bonus compensation. In 2005, both restricted stock and options were awarded as a result of Mr. Gerard’s successes in exceeding the significant list of goals established by the Committee and the Board.

Executive Compensation Deductibility
      CBIZ intends that amounts paid pursuant to CBIZ’s compensation plans generally will be deductible compensation expenses. The Compensation Committee does not currently anticipate that the amount of compensation paid to executive officers will exceed the amounts specified as deductible pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended. Certain equity-based compensation awarded prior to the adoption of the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan may exceed the deductible limits set under I.R.C. Section 162(m).

Compensation Committee of the Board of Directors

Joseph S. DiMartino, Chairman
Richard C. Rochon
Todd Slotkin
REPORT OF THE AUDIT COMMITTEE
      The Board of Directors maintains an Audit Committee comprised of three of the Company’s independent directors. The Board of Directors and the Audit Committee believe that the Audit Committee’s current member composition satisfies the current rule of the National Association of Securities Dealers, Inc. (“NASD”) that governs audit committee composition, including the requirement that audit committee members all be “independent directors” as that term is defined by NASD Rule 4200 (a)(14).
      The Audit Committee closely monitors developments in corporate governance, including those arising from the adoption of the Sarbanes-Oxley Act and rules related to the Act. The Audit Committee’s Charter and the Company’s Code of Professional Conduct and Ethics Guide reflect those portions of the Act and attendant rules promulgated by the SEC and the NASDAQ Stock Market. The Audit Committee anticipates that additional changes to its Charter may be necessary from time to time if the SEC and the NASDAQ Stock Market adopt additional rules bearing on the duties and activities of the Committee. At the request of the Audit Committee, the Audit Committee Charter and Code of Professional Conduct and Ethics Guide have been posted on the Investor Relations portion of the Company’s website, at www.cbiz.com.
      The membership of the Audit Committee has not changed in the past year, although Mr. Weir has succeeded Mr. Ferrill as the Committee’s Chairman. Both Mr. Rochon and Mr. Weir continue as “audit committee financial experts,” as defined by the rules and regulations of the SEC, in light of their training, experience and expertise.
      The Audit Committee oversees the Company’s financial process on behalf of the Board of Directors. Management has the primary responsibility for the consolidated financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the consolidated financial statements. Quarterly results similarly were reviewed and discussed.
      The Audit Committee received, reviewed, and adopted management’s report assessing the Company’s internal controls over financial reporting. The Committee continued to be very active in monitoring management’s efforts to document and assess the Company’s internal controls.
      The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited consolidated financial statements with generally accepted accounting principles, the effectiveness of internal controls over financial reporting, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Audit Committee under generally accepted auditing standards, including Statement on Auditing Standards No. 61. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures and the letter received from the independent auditors required by the Independence Standards Board Standard No. 1, adopted by the PCAOB.
      The Audit Committee discussed with the both the Company’s internal auditor and independent auditors the overall scope, plans and results of their audit activities. The Audit Committee meet regularly throughout 2005 with the independent auditors, and the Head of the Company’s Internal Audit staff, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.
      The Audit Committee held eleven meetings during fiscal 2005. The Company incurred the following fees for services performed by KPMG LLP in fiscal 2005:

Audit Fees
      Fees for the fiscal year 2005 audit and the review of Forms 10-Q billed through December 31, 2005 were $1,052,500. Fees for the fiscal year 2004 audit and the review of Forms 10-Q billed through December 31, 2004 were $1,558,100. Fees for the fiscal year 2003 audit and the review of Forms 10-Q billed through December 31, 2003 were $582,500.

Audit-Related Fees
      Audit-related fees of $28,000 were billed for the year ended December 31, 2005. Audit-related fees of $17,000 were billed for the year ended December 31, 2004. Audit-related fees of $16,000 were billed for the year ended December 31, 2003. All audit-related fees for each year were paid in connection with an audit of the financial statements of the employee benefit plan.

Tax Fees
      There were no tax fees billed by KPMG LLP for the year ended December 31, 2005. Tax fees billed for all other services rendered by KPMG LLP for the year ended December 31, 2004 were $3,320, representing fees related to tax compliance. No other tax consulting services were incurred or billed during fiscal year 2004. Tax fees billed for services rendered by the Company’s auditor for the year ended December 31, 2003 were $2,169, representing fees related to tax compliance. No other tax consulting services were incurred or billed during fiscal year 2003.

All Other Fees
      There were no fees billed for professional services by our independent auditors during fiscal years 2003 through 2005 that are not included in one of the above categories.
      Pursuant to its Charter and the Sarbanes-Oxley Act of 2002, the Audit Committee is responsible for pre-approving all services performed by the Company’s independent auditors, and certain services may not, under any circumstances, be performed for the Company by its independent auditors. KPMG LLP, the Company’s independent auditor, may not be engaged to perform for the Company, and is prohibited from performing for the Company, any prohibited service enumerated in the Sarbanes-Oxley Act of 2002, or in any other law or regulation. In addition, the independent auditor is not permitted to perform services for the Company, whether associated with audit or non-audit functions, unless the services to be provided have been approved prior to their performance by this Committee, except as may otherwise be provided by law or regulation.
      However, certain non-prohibited services may be pre-approved by the Audit Committee Chairman personally in advance of full Audit Committee consideration and approval, provided, that each engagement total no more than $20,000 in fees prior to the next regularly scheduled meeting of the Audit Committee, at which time the entire Audit Committee is required to consider and either approve or reject the engagement, provided the engagement otherwise does not appear reasonably likely to compromise KPMG LLP’s independence.
      The Audit Committee pre-approved all of the services described above under Audit Fees, Audit-Related Fees and Tax Fees. All of the services described above under Audit Fees, Audit-Related Fees and Tax Fees were approved by the Audit Committee pursuant to 17 CFR 210.2-01(c)(7)(i)(C).

Rule 16
      The committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with generally accepted accounting principles. The committee’s oversight does not provide it with an independent basis to determine that management has in fact maintained appropriate accounting and financial reporting principles or policies. Furthermore, the committee’s considerations and discussions with management and the independent auditors do not ensure that our company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of our company’s financial statements has been carried out in accordance with generally accepted auditing standards or the standards of the Public Company Accounting Oversight Board or that our company’s independent accountants are in fact independent.
      In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005 for filing with the Securities and Exchange Commission. The Audit Committee has appointed KPMG LLP as independent auditors of the Company for the year ending December 31, 2006.

Audit Committee of the Board of Directors

Harve A. Ferrill
Richard C. Rochon
Donald V. Weir, Chairman

EXECUTIVE COMPENSATION
      The following table provides a summary of compensation for the Chief Executive Officer during fiscal year 2005 and the four other most highly compensated officers who were serving as executives of CBIZ on December 31, 2005.
Summary Compensation Table

							Long-Term
							Compensation Awards

	Annual Compensation						Restricted	Securities
					Other Annual		Stock	Underlying
Name and Principal Position	Year	Salary	Bonus		Compensation		Awards	Options

Steven L. Gerard	2005	575,000	853,750	[1]	228,579	[2]	0	30,000	[3]
Chief Executive Officer/ Chairman	2004	550,000	308,000	[1]	252,768	[2]	0	30,000	[4]
	2003	550,000	308,000	[1]	125,172	[2]	0	0
Jerome P. Grisko, Jr.	2005	415,000	401,150		6,917	[5]	0	22,000	[3]
President & COO	2004	390,000	204,750		6,676	[5]	0	22,000	[4]
	2003	375,000	150,000		6,611	[5]	0	0
Ware H. Grove	2005	325,000	268,125		7,034	[5]	0	18,000	[3]
Sr. Vice President and CFO	2004	310,000	130,200		6,734	[5]	0	18,000	[4]
	2003	285,000	91,200		6,575	[5]	0	20,000	[6]
Leonard Miller	2005	385,833	347,225		6,300	[7]	0	18,000	[3]
Sr. Vice President	2004	365,000	135,000		6,150	[7]	0	18,000	[4]
	2003	365,000	100,000		6,000	[7]	0	0
Robert O’Byrne	2005	385,000	292,625		6,300	[7]	0	18,000	[3]
Sr. Vice President	2004	365,000	135,000		6,150	[7]	0	18,000	[4]
	2003	335,000	132,200		6,439	[8]	0	0

(1)	Mr. Gerard’s employment agreement specifies a bonus of at least $150,000 per year.

(2)	Includes payments for life insurance policy, commuting costs, automobile adjustments and employer matching 401(k) contributions.

(3)	Number of shares under option that vests 20% annually beginning on April 15, 2006, and remains exercisable for a six-year period from date of grant.

(4)	Number of shares under option that vests 20% annually beginning May 4, 2005, and remains exercisable for a six- year period from date of grant.

(5)	Includes payment for automobile adjustments and employer matching 401(k) contributions.

(6)	Number of shares under option that vests 20% annually beginning May 16, 2004, and remains exercisable for a six- year period from date of grant.

(7)	Includes payment for employer matching 401(k) contribution.

(8)	Includes payment for insurance premiums and employer matching 401(k) contributions.

Employment Agreements
      CBIZ is a party to employment agreements with Messrs. Gerard, Grisko and Grove. The employment agreements provide for annual base salaries of at least $500,000, $300,000 and $240,000, respectively, subject to the adjustment by the Compensation Committee of the Board of Directors.
      Mr. Gerard’s contract, executed October 11, 2000, was for an initial term of three years, with automatic annual one-year extensions beginning on the year 2003 anniversary of the execution of the agreement in the absence of termination. Mr. Gerard’s base salary may be increased by the Board, and for each of years 2001, 2002 and 2003, the agreement provided for a bonus of at least $150,000, with bonus increases based upon achievement of performance goals established by the Compensation Committee. Pursuant to the contract, CBIZ granted Mr. Gerard a nonqualified stock option to acquire 1,000,000 shares of common stock at the fair market value of the stock at the date of granting. Those options have vested and have been exercised. Other compensation includes an automobile allowance, participation in CBIZ welfare, pension and incentive benefit plans, maintenance of a term life insurance policy, and reimbursement for travel and housing expenses. If the agreement is terminated by CBIZ without cause or by Mr. Gerard for reasons such as a change of control of CBIZ, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, (2) a cash payment equal to two times the sum of his then current base salary and average bonus paid in the three year period preceding the year of termination, (3) maintenance of health and life insurance coverage, and (4) other amounts due through the date of termination. If the agreement is terminated by CBIZ with cause or by Mr. Gerard without good reason, as defined by the contract, Mr. Gerard is entitled to (1) his base salary and vacation pay through the date of termination, and (2) other amounts due through the date of termination. The contract contains restrictive covenants that obligate Mr. Gerard to (1) maintain CBIZ’s confidential information, (2) return company information or other personal and intellectual property, and (3) avoid disparagement of the company. In 2004, the Compensation Committee of the Board replaced Mr. Gerard’s term life policy with a universal life policy.
      Mr. Grisko’s contract, executed February 1, 2000, provides for a one-time bonus of $50,000, and an immediately vested, nonqualified stock option to acquire at least 75,000 shares of common stock at the fair market value of the stock at the date of granting. Other compensation includes all benefits generally available to senior level executives of CBIZ, such as an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause (including termination resulting from a change of control), or upon a request by the Chairman of the Board that Mr. Grisko resign. Severance would include (1) a cash payment of two times Mr. Grisko’s base salary at the time of termination, (2) continued participation for two years in CBIZ health and welfare benefit plans, (3) immediate vesting of, and ability to exercise, any unvested but previously granted stock options, and (4) receipt of title to any company vehicle then in use by Mr. Grisko. The contract contains restrictive covenants that obligate Mr. Grisko to (1) maintain CBIZ’s confidential information, (2) return company information or other personal and intellectual property, (3) abide by a two-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the company.
      Mr. Grove’s contract, executed December 12, 2000, provides for discretionary bonuses, and a nonqualified stock option to acquire 75,000 shares of common stock at the fair market value of the stock at the date of granting. 38,000 of the shares underlying the 75,000 share option vested immediately upon grant. The remaining options vested upon the first anniversary of the date of the grant. Other compensation includes all benefits generally available to senior level executives of CBIZ, such as an automobile allowance, and participation in CBIZ welfare, pension and incentive benefit plans. In addition, the contract provides for the payment of severance upon termination without cause, or upon voluntary termination due to a change of control. Severance would include (1) continued payment for a period of one year of Mr. Grove’s base salary at the time of termination, and (2) continued participation for one year in CBIZ health and welfare benefit plans. The contract contains restrictive covenants that obligate Mr. Grove to (1) maintain CBIZ’s confidential information, (2) return company information or other personal and intellectual property, (3) abide by a one-year non-compete, and one-year employee, customer, and supplier nonsolicitation and noninterference term, and (4) avoid disparagement of the company.
Options Granted During 2005
      The following table sets forth as to each of the named executive officers information with respect to option grants during 2005: (1) the number of shares of common stock underlying options granted, (2) the percentage that such options represent of all options granted to officers and employees during the year, (3) the exercise price, (4) the expiration date and (5) the potential realizable value of such options. It should be noted that the actual value of the options may be significantly different from the value shown in the assumptions, and the value actually realized, if any, will depend upon the excess of the market value of the common stock over the option exercise price at the time of exercise. CBIZ granted no warrants to its executive officers during 2005.

	Option Grants During 2005				Potential Realizable Value
					at Assumed Annual Rates
	Number of	% of Total			of Stock Price Appreciation
	Securities	Options			For Option Term
	Underlying	Granted	Exercise
	Options	Employees	Price Per	Expiration	At 5% Annual	At 10% Annual
	Granted	in 2005	Share	Date	Growth Rate	Growth Rate

Steven L. Gerard	30,000	6.41%	3.45	04/15/11	$35,200	$79,857
Jerome P. Grisko	22,000	4.70%	3.45	04/15/11	$25,813	$58,561
Ware H. Grove	18,000	3.85%	3.45	04/15/11	$21,120	$47,914
Leonard Miller	18,000	3.85%	3.45	04/15/11	$21,120	$47,914
Robert D. O’Byrne	18,000	3.85%	3.45	04/15/11	$21,120	$47,914
Option Exercises and Values for 2005
      The following table sets forth information as to each of the named executive officers with respect to option exercises during 2005 and the status of their options at December 31, 2005: (1) the number of shares of common stock acquired upon exercise of options during the year, (2) the aggregate dollar value realized upon the exercise of such options, (3) the total number of securities underlying exercisable and unexercisable options at December 31, 2005 and (4) the aggregate dollar value of in-the-money exercisable and unexercisable options at December 31, 2005.
Aggregated Option Exercises During 2005
and Option Values at December 31, 2005

			Number of Securities
	No. of Shares		Underlying Unexercised		Value of Unexercised[1]
	Acquired		Options at		In-the-Money Options
	upon	Value	December 31, 2005		at December 31, 2005
	Exercise of	Realized
Name	Option	on Exercise	Exercisable	Unexercisable	Exercisable	Unexercisable

Steven L. Gerard	263,600	1,466,693	992,400	54,000	$4,739,998	$118,380
Jerome P. Grisko, Jr.	100,000	258,539	247,400	131,600	$954,470	$403,850
Ware H. Grove	75,000	393,750	56,600	74,400	$146,802	$185,568
Leonard Miller	0	0	119,600	86,400	$411,832	$236,688
Robert D. O’Byrne	30,000	86,813	159,600	96,400	$591,432	$281,588

(1)	The In-the-Money values are based on the closing price of the Company stock as reported on the NASDAQ Stock Market on December 31, 2005, which was $6.02.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
      The following is a summary of certain agreements and transactions between or among CBIZ and certain related parties. It is CBIZ’s policy to enter into transactions with related parties on terms that, on the whole, are no less favorable than those that would be available from unaffiliated parties. Based on CBIZ’s experience and the terms of its transactions with unaffiliated parties, it is the Audit Committee of the Board of Directors’ and managements’ belief that the transactions described below met these standards at the time of the transactions.
      A number of the businesses acquired by CBIZ are located in properties owned indirectly by and leased from persons employed by CBIZ. In the aggregate, CBIZ paid approximately $1.3 million, $1.3 million, and $1.4 million for the years ended 2005, 2004 and 2003, respectively, under such leases which management believes were at market rates.

      Rick L. Burdick, a director of CBIZ, is a partner of Akin Gump Strauss Hauer & Feld LLP (Akin Gump). Akin Gump performed legal work for CBIZ during 2005, 2004 and 2003 for which the firm received approximately $0.1 million, $0.2 million, and $0.2 million from CBIZ, respectively.
      Robert A. O’Byrne, a Senior Vice President, has an interest in a partnership that receives commissions from CBIZ that are paid to certain eligible benefits and insurance producers in accordance with a formal program to provide benefits in the event of death, disability, retirement or other termination. The program was in existence at the time CBIZ acquired the former company, of which Mr. O’Byrne was an owner. The partnership received approximately $0.3 million, $0.3 million, and $0.4 million from CBIZ during the years ended December 31, 2005, 2004 and 2003, respectively.
      CBIZ maintains joint-referral relationships and administrative service agreements with independent licensed CPA firms under which CBIZ provides administrative services in exchange for a fee. These firms are owned by licensed CPAs who are employed by CBIZ subsidiaries, and provide audit and attest services to clients including CBIZ’s clients. The CPA firms with which CBIZ maintains service agreements operate as limited liability companies, limited liability partnerships or professional corporations. The firms are separate legal entities with separate governing bodies and officers. CBIZ has no ownership interest in any of these CPA firms, and neither the existence of the administrative service agreements nor the providing of services thereunder is intended to constitute control of the CPA firms by CBIZ. CBIZ and the CPA firms maintain their own respective liability and risk of loss in connection with performance of each of its respective services, and CBIZ does not believe that its arrangements with these CPA firms result in additional risk of loss.
      Although the service agreements do not constitute control, CBIZ is one of the beneficiaries of the agreements and may bear certain economic risks. As such, the CPA firms with which CBIZ maintains administrative service agreements may qualify as variable interest entities under FASB Interpretation No. 46 (FIN 46), “Consolidation of Variable Interest Entities”, as amended. The impact to CBIZ of this accounting pronouncement is discussed in Note 1 to CBIZ’s consolidated financial statements included herewith.
      CBIZ acted as guarantor on three letters of credit for a CPA firm with which it has an affiliation. The letters of credit total $2.4 million and $1.3 million as of December 31, 2005, and December 31, 2004, respectively. In accordance with FASB Interpretation No. 45 (FIN 45), “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others” and its amendments, CBIZ has recognized a liability for the fair value of the obligations undertaken in issuing these guarantees, which is recorded as other current liabilities in the accompanying consolidated financial statements. Management does not expect any material changes to result from these instruments as performance is not expected to be required.
      In 2002, CBIZ executed a note receivable with a CPA firm whose partner group has since joined MHM P.C., a CPA firm with which CBIZ maintains an administrative services agreement. The balance on the note at December 31, 2005 and 2004 was approximately $0.1 million and $0.2 million, respectively.
      In an effort to rationalize the business, CBIZ has divested of several operations that were underperforming, located in secondary markets or did not provide the level of synergistic cross-serving opportunities with other CBIZ businesses that is desired. In accordance with this strategy, CBIZ has sold and may sell in the future businesses to former employees or shareholders. Management believes that past transactions were priced at market rates, competitively bid, and entered into at arm’s length terms and conditions.

STOCKHOLDER RETURN PERFORMANCE PRESENTATION
      Set forth below is a performance graph comparing the cumulative total stockholder return on CBIZ’s common stock, based on its market price, with the cumulative total return of companies in the S&P 500 Index and a Peer Group consisting of American Express, Paychex, Brown & Brown, H&R Block, Arthur J. Gallagher, Ceridian, and Answerthink.inc. The graph assumes the reinvestment of dividends for the period beginning December 31, 2000 through the year ended December 31, 2005.
COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN*
AMONG CBIZ, INC., THE S&P 500 INDEX,
AND A PEER GROUP

	2000	2001	2002	2003	2004

CBIZ, Inc.	100	80	40	140	160

S&P 500	100	90	100	60	20

Peer Group	100	40	140	20	25

*	$100 invested on 12/31/00 in stock or index-including reinvestment of dividends. Fiscal year ending December 31.
Copyright© 2006, Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. All rights reserved.
www.researchdatagroup.com/S&P.htm
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
      Section 16(a) of the Securities Exchange Act of 1934, as amended, requires CBIZ’s officers and directors, and persons who own more than 10% of a registered class of CBIZ’s equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by the SEC regulations to furnish CBIZ with copies of all Section 16(a) reports they file.
      CBIZ believes that during the 2005 fiscal year, its officers, directors and 10% stockholders complied with all Section 16(a) filing requirements, with the exception of one Form 4 report each for Michael Gleespen, Chris Spurio, Robert D. O’Byrne, Jerome P. Grisko, Jr., and Steven L. Gerard reflecting purchases on the same date by these executives under the Company’s Employee Stock Purchase Plan (ESPP). These reports were filed one day late as a result of the failure of the third-party administrator of the ESPP to timely notify the Corporate Secretary of the purchases reflected on the reports. In making these statements, CBIZ has relied upon examination of the copies of Forms 4 provided to the company and the written representations of its directors and officers.

EQUITY COMPENSATION PLAN INFORMATION
      The following table summarizes information about our equity compensation plans as of December 31, 2005. All outstanding awards relate to our common stock.

	A		B	C
				Number of securities
				remaining available for
				future issuance under
				equity compensation
	Number of securities to be			plans (excluding
	issued upon exercise of		Weighted average exercise	securities reflected in
Plan Category	outstanding options		price of outstanding options	column A)
Equity compensation plans approved by shareholders	6,803,000	[1]	$2.72	4,551,000
Equity compensation plans not approved by shareholders	0		0	0
Total	6,803,000			4,551,000

(1)	Stock option awards under the Amended and Restated CBIZ, Inc. 2002 Stock Incentive Plan.
STOCKHOLDER PROPOSALS
      Any proposals of stockholders intended to be presented at the 2007 Annual Meeting of Stockholders must be received by CBIZ for inclusion in the proxy statement and form of proxy relating to the meeting not later than December 1, 2006. It is suggested that proponents submit their proposals by certified mail, return receipt requested, to the Corporate Secretary at the address provided below. Pursuant to Rule 14a-4(c)(1) under the Securities Exchange Act of 1934 if any stockholder proposal intended to be presented at the 2007 Annual Meeting without inclusion in our proxy statement for such meeting is received at our principal office after February 16, 2007, then a proxy will have the ability to confer discretionary authority to vote on such proposal. Detailed information for submitting resolutions will be provided upon written request to CBIZ’s Corporate Secretary at CBIZ, Inc., 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131, Attention: Corporate Secretary. No stockholder proposals were received for inclusion in this proxy statement.
EXPENSES OF SOLICITATION
      CBIZ will bear the expense of preparing and mailing the materials in connection with the solicitation of proxies, as well as the cost of solicitation. Computershare Investor Services, LLC’s subsidiary, Georgeson Shareholder Communications, Inc. (“Computershare”) has been retained by CBIZ to assist in the solicitation of proxies. Computershare, which has a contract to act as the transfer agent for CBIZ, will not be paid any additional fees for these services. Georgeson will be reimbursed for its broker search and mailing expenses. Computershare will receive reimbursement of out-of-pocket expenses it incurs in connection with its efforts. In addition, CBIZ will reimburse brokers, nominees, banks and other stockholders of record for their expenses incurred in forwarding proxy materials to beneficial owners. CBIZ expects that the solicitation of proxies will be primarily by mail, but directors, officers and employees of CBIZ may solicit proxies by personal interview, telephone or telecopy. These persons will receive no additional compensation for such services.
      CBIZ’s Annual Report on Form 10-K for the year ended December 31, 2005, including financial statements and a Letter to Stockholders is being mailed to all stockholders entitled to vote at the Annual Meeting. The Annual Report does not constitute a part of the proxy solicitation material. CBIZ will mail additional copies of its Annual Report on Form 10-K for the year ended December 31, 2005, to each stockholder or beneficial owner of shares of common stock without charge upon such person’s written request to the Investor Relations DepartMent at CBIZ’S Executive Offices at 6050 Oak Tree Boulevard South, Suite 500, Cleveland, Ohio 44131.

OTHER MATTERS
      Management does not intend to present any other items of business and knows of no other matters that will be brought before the Annual Meeting. However, if any additional matters are properly brought before the Annual Meeting, it is intended that the shares represented by proxies will be voted with respect thereto in accordance with the judgment of the persons named in such proxies.
      The accompanying form of proxy has been prepared at the direction of the Board of Directors and is sent to you at the request of the Board of Directors. The Board of Directors has designated the proxies named therein.

By Order of the Board of Directors,

Michael W. Gleespen, Corporate Secretary
Cleveland, Ohio
April 10, 2006

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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

A	Election of Directors PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
1. The Board of Directors recommends a vote FOR the listed nominees.

	For	Withhold
01 - Harve A. Ferrill	☐	☐

02 - Gary W. DeGroote	☐	☐

03 - Todd J. Slotkin	☐	☐
B	Issue
The Board of Directors recommends a vote FOR the following proposal.

		For	Against	Abstain
2.	Upon such other business as may properly come before said meeting, or any adjournment thereof.	☐	☐	☐

C	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
NOTE: Please sign EXACTLY as name appears on this card. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or corporate officer, please give full title.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

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1 U P X	0 0 8 4 3 7 1
001CD40001                    00J4ZB

Proxy - CBIZ, Inc.

2006 Annual Meeting

Park Center Plaza I 6100 Oak Tree Boulevard South, Lower Level Cleveland, Ohio 44131

Proxy Solicited by Board of Directors for Annual Meeting - May 18, 2006

Joseph S. DiMartino and Donald V. Weir or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of CBIZ, Inc. to be held on May 18, 2006, or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted by the stockholder. If no such directions are indicated, the Proxies will have authority to vote FOR the election of Harve A. Ferrill, Gary W. DeGroote, and Todd J. Slotkin and FOR Item 2, such other business as may properly come before the Annual Meeting.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Continued and to be voted on reverse side.)

Telephone and Internet Voting Instructions

You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

•	Follow the simple instructions provided by the recorded message.
•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Enter the information requested on your computer screen and follow the simple instructions.

If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 18, 2006.
THANK YOU FOR VOTING